EXHIBIT 99.1

             UNITED SHIPPING & TECHNOLOGY SIGNS AGREEMENT TO ACQUIRE
                  THE LARGEST SAME-DAY DELIVERY SYSTEM COMPANY

           ACQUISITION WILL CREATE LARGEST SAME-DAY DELIVERY PLATFORM
                           FOR E-COMMERCE DISTRIBUTION

MINNEAPOLIS -- Sept. 9, 1999 -- United Shipping & Technology, Inc. (NASDAQ:USHP) has entered into an agreement with Broomfield, Colo.-based Corporate Express, Inc. (NASDAQ:CEXP) to acquire its subsidiary, Corporate Express Delivery Systems, Inc. The acquisition will make United Shipping & Technology the largest same-day delivery system and e-commerce distributor in the United States.

Corporate Express Delivery Systems, with more than $600 million in sales, is currently the largest same-day delivery service in the United States and believed to be the largest in the world. It has more than 200 locations throughout the United States and global operations in Australia, Canada, France, Hong Kong and the United Kingdom.

"Acquiring Corporate Express Delivery Systems enables us to accelerate our vision of becoming the leading courier-delivery company in the United States and worldwide," said Peter Lytle, United Shipping & Technology chairman and chief executive officer. United Shipping & Technology -- www.u-s-t.com -- leverages technology to improve shipping convenience and efficiency. In late 1998, the company began acquiring courier companies and recently introduced i-courier(SM), a new family of services that uses the Internet for secure transmission and storage of documents.

"We are looking forward to working closely with the management and employees at Corporate Express Delivery Systems to create a world-class growth company," Lytle said. "We have an incredible opportunity to strengthen and grow e-commerce delivery service offerings. We're exploring every opportunity to provide our customers with accessible, competitive e-commerce-related delivery services and to grow the existing base business."

Another key strategy, according to Lytle, is the company's plan to grow aggressively through additional acquisitions and franchising. "There is an ever-increasing need for cost-efficient same-day delivery services," he said. "In this $15 billion industry, United Shipping & Technology will be the world's leading delivery-service provider by continuing to acquire and develop dependable, affordable distribution services for e-commerce, business-to-business and consumer-direct markets."

Lytle expects this transaction to close this month. The closing is subject to completion of institutional financing and customary closing conditions and intercreditor agreements.
                                       ###

FORWARD-LOOKING STATEMENTS OF FUTURE PERFORMANCE LIKE THOSE GIVEN ABOVE ARE, OF COURSE, SUBJECT TO FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SUGGESTED HERE. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR ACHIEVEMENTS OF THE COMPANY. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE EFFECT OF ECONOMIC AND FINANCIAL MARKET CONDITIONS, GOVERNMENT PUBLIC REPORTING REGULATIONS AND THE INTEGRITY AND PERFORMANCE OF THIS AND OTHER RECENT APPLICATIONS.